Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
May 4, 2011
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
571-382-4732

FREDDIE MAC REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

No Additional Funding from Treasury Required for the First Quarter

Pays U.S. Treasury $1.6 Billion in Quarterly Dividends

Helps to Finance Housing for over 510,000 American Families

•	Net income of $676 million, mainly reflecting:

•	Net interest income of $4.5 billion; partially offset by

•	Provision for credit losses of $2.0 billion;

•	Net security impairments of $1.2 billion; and

•	Derivative losses of $0.4 billion.

•	Total comprehensive income of $2.7 billion, consisting of:

•	Net income of $676 million; and

•	Improvement in accumulated other comprehensive income (loss) of $2.1 billion.

•	The company had positive net worth of $1.2 billion at March 31, 2011; as a result, no additional funding from Treasury was required for the first quarter of 2011.

•	New single-family business acquired in 2009, 2010 and 2011 continues to demonstrate strong credit quality based on borrower credit scores and loan-to-value ratios at origination.

•	Single-family serious delinquency rate of 3.63 percent at March 31, 2011, compared to 3.84 percent at December 31, 2010, remains below industry benchmarks.

•	Foreclosure prevention efforts helped more than 62,000 borrowers avoid foreclosure in the first quarter of 2011. REO dispositions reached record levels in the first quarter with approximately 30,000 homes sold — two-thirds of which were sold to owner-occupants.

McLean, VA — Freddie Mac (OTC:FMCC) today reported net income of $676 million for the quarter ended March 31, 2011, compared to a net loss of $113 million for the quarter ended December 31, 2010. The company also reported total comprehensive income of $2.7 billion in the first quarter of 2011, compared to total comprehensive income of $1.2 billion in the fourth quarter of 2010.

Beginning in the first quarter of 2011, Freddie Mac began disclosing total comprehensive income on the face of its Consolidated Statements of Income and Comprehensive Income. The components of

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

total comprehensive income help show the drivers of Freddie Mac’s net worth (deficit) and the company’s potential need for additional draws under the Senior Preferred Stock Purchase Agreement (Purchase Agreement), including the relative contribution of financial results and dividend payments to Freddie Mac’s net worth (deficit). Total comprehensive income (loss) is equal to net income (loss) plus the change in accumulated other comprehensive income (loss), net of taxes (AOCI), which is the section of the balance sheet where the company records a portion of its mark-to-market changes on its available-for-sale (AFS) securities. The AOCI component of comprehensive income can vary significantly from period to period primarily due to changes in interest rates and mortgage spreads on the company’s AFS securities and other factors.

In the first quarter of 2011, total comprehensive income was $2.7 billion, reflecting quarterly net income of $676 million and an increase in AOCI of $2.1 billion.

Freddie Mac’s positive net worth of $1.2 billion at March 31, 2011 reflects total comprehensive income of $2.7 billion for the first quarter of 2011 and the $500 million received from Treasury to eliminate the net worth deficit for the fourth quarter of 2010, which were partially offset by a quarterly dividend payment to Treasury of $1.6 billion on the company’s senior preferred stock. As a result of the positive net worth, no additional funding from Treasury was required for the first quarter under the terms of the Purchase Agreement. The table below shows Freddie Mac’s requested draws from Treasury and dividend payments to Treasury since entering conservatorship.

						Cumulative
($ in billions)	FY 2008		FY 2009	FY 2010	1Q11	Total

Treasury draw request(1)	$45.6	(2)	$6.1	$13.0	$0	$64.7
Dividend payment(3)	$0.2		$4.1	$5.7	$1.6	$11.6

(1)	Represents the total draws requested based on Freddie Mac’s quarterly net worth deficits for the periods presented. Draw requests are funded in the quarter after they are requested.
(2)	Includes requested Treasury draws for 2008 and the initial liquidation preference of Freddie Mac’s senior preferred stock of $1.0 billion.
(3)	Represents total quarterly cash dividends paid by Freddie Mac for the periods presented. Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10% per year on the liquidation preference of the senior preferred stock.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

“During the first quarter, Freddie Mac continued to work with our conservator to strengthen our company, focusing on initiatives that we expect will deliver long-term benefits to the housing finance system and preserve the taxpayers’ investment,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We made further progress on our company-wide efficiency initiatives this quarter, continuing the solid trend of cost savings that began early last year. At the same time, our support of the U.S. housing market remained steadfast during this critical period, funding one out of every four home loans originated and helping more than 62,000 struggling borrowers avoid foreclosure.

“Our outlook remains cautious. Continued improvements on the employment front and in early-stage delinquencies were positive signs during the quarter, but we believe large inventories of unsold homes and a high number of distressed sales will continue to put downward pressure on home prices in many neighborhoods.”

Financial Results

The company’s financial results for the first quarter of 2011 continued to be impacted by weakness in the U.S. mortgage and credit markets. During the first quarter of 2011, home prices decreased by an estimated 2.8 percent nationwide, based on the company’s own index of its single-family credit guarantee portfolio. In addition, long-term interest rates increased by approximately 17 basis points.

Selected Financial Data

		Three Months Ended
	($ in millions)	March 31, 2011	December 31, 2010	March 31, 2010

	Net Income and Comprehensive Income
1	Net income (loss)	$676	$(113)	$(6,688)
2	Changes in AOCI, net of taxes	2,064	1,269	4,808
3	Total comprehensive income (loss) attributable to Freddie Mac(1)	2,740	1,156	(1,880)

	Credit Quality (at period end, except for Net charge-offs)
4	Net charge-offs	$2,981	$2,897	$2,769
5	as a % of average total mortgage portfolio(2) (annualized)	0.62%	0.61%	0.56%
6	Non-performing assets(3)	$124,438	$125,405	$117,270
7	as a % of total mortgage portfolio(2)	6.4%	6.4%	5.9%
8	Loan loss reserves	$39,305	$39,926	$36,811
9	as a % of total mortgage portfolio(2)	2.02%	2.03%	1.85%
10	Single-family serious delinquency rate	3.63%	3.84%	4.13%
11	Multifamily delinquency rate	0.36%	0.26%	0.22%

(1)	Equals the total of Net income (loss) (line 1) and Changes in AOCI, net of taxes (line 2).
(2)	Excludes non-Freddie Mac securities.
(3)	Consists of the unpaid principal balance (UPB) of single-family and multifamily loans that have undergone a troubled debt restructuring, single-family seriously delinquent loans, multifamily loans that are three or more payments past due or in the process of foreclosure, and real estate owned (REO) assets, net. Non-performing assets also include multifamily loans that are deemed impaired based on management judgment.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Net interest income was $4.5 billion for the first quarter of 2011, compared to $4.3 billion for the fourth quarter of 2010. Net interest income principally consists of the net spread between the company’s mortgage-related investments portfolio and the unsecured debt which funds those investments. Net interest yield, which represents net interest income expressed as an annualized percentage of average interest-earning assets, was 79 basis points for the first quarter of 2011, compared to 75 basis points for the fourth quarter of 2010. The increases in net interest income and net interest yield were primarily due to decreased amortization expense on mortgage loans held by consolidated trusts due to slowing prepayments in the first quarter of 2011 and lower funding costs driven by the replacement of long-term debt at lower rates. These positive impacts were partially offset by lower asset yields due to ongoing liquidations and purchases of unsecuritized mortgage loans.

Provision for credit losses was $2.0 billion for the first quarter of 2011, compared to $3.1 billion for the fourth quarter of 2010, marking several consecutive quarterly declines. The company’s loan loss reserve balance (which represents its estimate of probable incurred losses on loans within its single-family credit guarantee portfolio and multifamily mortgage portfolio) is increased by the provision for credit losses and reduced by charge-offs. The decrease in the first quarter 2011 provision was mostly driven by a decrease in delinquent loan inflows and a decline in the rate at which delinquent loans ultimately transition to a loss event.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Derivative gains (losses) for the first quarter of 2011 was a loss of $0.4 billion, compared to a gain of $1.6 billion for the fourth quarter of 2010. Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the types of assets and liabilities being hedged are not. The change in derivative gains (losses) reflects lower gains on the net pay-fixed swap portfolio, partially offset by decreased losses on the net call swaption portfolio, as long-term interest rates increased less during the first quarter of 2011 than during the fourth quarter of 2010.

Net impairment of AFS securities recognized in earnings for the first quarter of 2011 was $1.2 billion, compared to $2.3 billion for the fourth quarter of 2010. When Freddie Mac determines a decrease in the fair value of an AFS security is other-than-temporary, the credit-related portion of the impairment is recognized in earnings, while the non-credit-related portion of the impairment is recorded in AOCI. The decrease in net impairments for the first quarter of 2011 was primarily due to a smaller negative impact from declining home prices and increasing interest rates in the first quarter of 2011 as compared to the fourth quarter of 2010.

REO operations expense for the first quarter of 2011 was $257 million, compared to $217 million for the fourth quarter of 2010. REO operations expense primarily consists of expenses incurred to

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

maintain foreclosed properties, valuation adjustments on properties, disposition gains or losses, and recoveries.

Change in AOCI, net of taxes was an improvement of $2.1 billion for the first quarter of 2011, compared to an improvement of $1.3 billion for the fourth quarter of 2010. The larger improvement in the first quarter of 2011 reflects a smaller unfavorable interest-rate impact on AFS securities as long-term rates increased less in the first quarter of 2011 as compared to the fourth quarter of 2010.

Supporting the Nation’s Housing Market

Freddie Mac continues to support the nation’s housing market by providing America’s families with access to affordable homeownership and rental housing and helping struggling borrowers avoid foreclosure.

Providing Liquidity - Freddie Mac remains a major and consistent source of affordable mortgage funding — purchasing or guaranteeing one out of every four home loans. In the first quarter, the company provided approximately $105 billion in liquidity to the mortgage market, helping to finance over 430,000 conforming single-family loans and nearly 83,000 units of rental housing.

Responsible Lending - Freddie Mac continues to advance responsible lending practices, creating sustainable homeownership opportunities for America’s families and lowering losses for the company and taxpayers. This effort includes strengthening single-family underwriting standards, eliminating purchases of many higher-risk, non-traditional mortgages, educating borrowers about the new lending environment and improving quality and consistency in the mortgage process.

Foreclosure Prevention - Through its own workout programs and the Home Affordable Modification Program, Freddie Mac continued its foreclosure prevention efforts, helping more than 62,000 struggling borrowers avoid foreclosure in the first quarter of 2011. Importantly, 83 percent of these borrowers were able to retain their homes.

	For The Quarter Ended
Single-Family Loan Workouts	3/31/2011	12/31/2010

Loan Modifications(1)	35,158	37,203
Repayment Plans	9,099	7,964
Forbearance Agreements	7,678	5,945
Short Sales & Deed-in-lieu Transactions	10,706	12,097

Total	62,641	63,209

(1)	Includes completed loan modifications under HAMP.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Credit Quality

The company’s single-family credit guarantee portfolio continues to experience significant credit losses, due in part to the ongoing weakness in the U.S. economy. Since the beginning of 2008, on an aggregate basis, the company has recorded a provision for credit losses of $64.3 billion associated with single-family loans and recorded an additional $4.6 billion in losses on loans purchased from the company’s PCs, net of recoveries. The majority of these losses are associated with loans originated in 2005 through 2008.

New Single-Family Books of Business - Freddie Mac believes that the credit quality of the single-family loans the company acquired in 2009, 2010 and 2011 (excluding those associated with the company’s relief refinance initiative) is strong, as measured by original loan-to-value (LTV) ratios, FICO scores, and income documentation standards.

At March 31, 2011, more than 40 percent of the company’s single-family credit guarantee portfolio consisted of mortgage loans originated in 2009, 2010 and 2011. The company currently expects that, over time, the replacement of older vintages should positively impact the serious delinquency rates and credit-related expenses (equal to the provision for credit losses and REO operations expense) on its single-family credit guarantee portfolio. However, the rate at which this replacement occurs has slowed in recent quarterly periods, due to a decline in the volume of home purchase mortgage originations and an increase in the proportion of relief refinance mortgage activity. The table below provides certain credit quality data by year of origination for the company’s single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Data by Year of Origination

	As of March 31, 2011
		Average			Serious
	% of	Credit	Original	Current	Delinquency
	Portfolio	Score(1)	LTV Ratio	LTV Ratio(2)	Rate

Year of Origination
2011	2%	752	70%	68%	—%
2010	20	755	70	70	0.07
2009	21	755	68	71	0.31
2008	8	727	74	88	4.91
2007	11	707	77	107	11.26
2006	8	711	75	106	10.34
2005	9	718	73	92	6.05
2004 and prior	21	721	71	59	2.47

Total	100%	734	71	78	3.63

(1)	Based on FICO score of the borrower as of the loan origination date and may not be indicative of the borrower’s creditworthiness at March 31, 2011. FICO scores can range between approximately 300 to 850 points.
(2)	Current market values are estimated by adjusting the value of the property at origination based on changes in the market value of homes since origination.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Single-family serious delinquency rate for Freddie Mac was 3.63 percent at March 31, 2011, compared to 3.84 percent at December 31, 2010. The total number of single-family seriously delinquent loans declined during the first quarter of 2011, but has remained high due to continued weakness in home prices, persistently high unemployment, extended foreclosure timelines, foreclosure suspensions in many states, and challenges faced by servicers processing large volumes of problem loans. By way of comparison, according to the National Delinquency Survey compiled by the Mortgage Bankers Association, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 8.6 percent at December 31, 2010, which is the most current data available.

Multifamily delinquency rate was 0.36 percent at March 31, 2011, compared to 0.26 percent at December 31, 2010. The largest percentage of the company’s multifamily delinquent loans, based on UPB, are located in Georgia and Texas.

Net charge-offs were $3.0 billion in the first quarter of 2011, or 0.62 percent (annualized), of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $2.9 billion, or 0.61 percent (annualized), in the fourth quarter of 2010. This slight increase was primarily due to higher single-family REO acquisitions during the first quarter of 2011. Freddie Mac believes the level of its charge-offs will remain high in 2011 due to the large number of single-family non-performing loans that will likely be resolved during the year.

Non-performing assets were $124.4 billion, or 6.4 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at March 31, 2011, compared to $125.4 billion, or 6.4 percent, at December 31, 2010. The amount of non-performing assets declined slightly during the first quarter of 2011 primarily due to a decline in the rate at which loans transitioned into serious delinquency.

Net Worth and Treasury Draws

Net Worth and Current Quarter Draw - Freddie Mac’s positive net worth of $1.2 billion at March 31, 2011 reflects total comprehensive income of $2.7 billion for the first quarter of 2011 and the $500 million received from Treasury to eliminate the net worth deficit for the fourth quarter of 2010. This was partially offset by the $1.6 billion quarterly dividend payment to Treasury on the company’s senior preferred stock.

Liquidation Preference and Dividends - The initial aggregate liquidation preference of Freddie Mac’s senior preferred stock was $1.0 billion, representing a portion of the initial commitment fee to compensate Treasury for its funding commitment. Based on cumulative draws of $63.7 billion, the aggregate liquidation preference was $64.7 billion as of March 31, 2011. Under the Purchase

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Agreement, the company’s ability to repay the liquidation preference of the senior preferred stock is limited.

Treasury is entitled to receive cumulative quarterly cash dividends at the annual rate of 10% per year on the liquidation preference of the senior preferred stock. As of March 31, 2011, the company’s annual cash dividends payable to Treasury are $6.5 billion, which exceeds the company’s annual historical earnings in all but one period. To date, the company has paid approximately $11.6 billion in cash dividends to Treasury.

Commitment Fee — The Purchase Agreement requires the company to pay a quarterly commitment fee to Treasury to compensate Treasury for the support provided by its ongoing funding commitment. Under the Purchase Agreement, Treasury may waive the quarterly commitment fee for up to one year at a time in its sole discretion, based on adverse conditions in the U.S. mortgage market. Treasury has waived the quarterly commitment fee for the first and second quarters of 2011 and will reevaluate whether the fee should be set in the third quarter of 2011. The amount of the fee has not yet been established and could be substantial. Absent Treasury waiving the commitment fee for the third quarter of 2011, the quarterly commitment fee will begin accruing on July 1, 2011 and must be paid each quarter for as long as the Purchase Agreement is in effect. Treasury has indicated that it remains committed to protecting taxpayers and ensuring that future positive earnings of the company are returned to taxpayers as compensation for their investment.

Future Draws — Freddie Mac expects to request additional draws under the Purchase Agreement in future periods. The size and timing of such draws will be determined by a variety of factors that could adversely affect the company’s net worth, such as changes in home prices, interest rates, mortgage security prices, spreads and other factors. Over the long term, it is unlikely that the company will regularly generate net income or comprehensive income in excess of annual dividends payable to Treasury. As a result, over time the company’s dividend obligation to Treasury will increasingly drive future draws. In addition, other factors such as the quarterly commitment fees payable to Treasury could also contribute to additional draws if the fees are not waived by Treasury in future periods. See “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 for further discussion of factors that could affect future draws.

Portfolio Balances

Single-family credit guarantee portfolio (measured based on UPB) was $1.82 trillion at March 31, 2011, compared to $1.81 trillion at December 31, 2010.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Mortgage-related investments portfolio (measured based on UPB) was $692.0 billion at March 31, 2011, down from $696.9 billion at December 31, 2010. The Federal Housing Finance Agency (FHFA), as Conservator, has stated its expectation that Freddie Mac will not be a substantial buyer or seller of mortgage assets for its mortgage-related investments portfolio, except for purchases of delinquent mortgages out of PC trusts.

Multifamily mortgage portfolio (measured based on UPB) was $109.8 billion at March 31, 2011, compared to $108.7 billion at December 31, 2010.

Segment Earnings and Comprehensive Income

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

The company evaluates segment performance and allocates resources based on a Segment Earnings approach, subject to the conduct of its business under the direction of the Conservator. The accounting principles applied to present certain line items in Segment Earnings for the company’s reportable segments, in particular Segment Earnings net interest income and management and guarantee income, differ significantly from those applied in preparing the comparable line items in its consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Accordingly, Segment Earnings line items and results differ significantly from, and should not be used as a substitute for, the comparable line items and results determined in accordance with GAAP.

Investments Segment Earnings was $2.1 billion for the first quarter of 2011, compared to $2.7 billion for the fourth quarter of 2010. The decrease in segment earnings was primarily driven by lower derivative gains on the company’s net pay-fixed swap portfolio, partially offset by lower impairments on non-agency AFS securities. Total comprehensive income was $3.3 billion for the first quarter of 2011, compared to $2.9 billion for the fourth quarter of 2010. This increase was primarily driven by the improvement in AOCI which more than offset lower earnings during the first quarter of 2011.

Single-family Guarantee Segment Earnings (loss) was a loss of $1.8 billion for the first quarter of 2011, compared to a loss of $3.0 billion for the fourth quarter of 2010. The decrease in segment loss was primarily driven by a decrease in the provision for credit losses during the first quarter of 2011. Total comprehensive income (loss) for the Single-family Guarantee segment approximated Segment Earnings (loss) for both the first quarter of 2011 and fourth quarter of 2010.

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

Multifamily Segment Earnings was $359 million for the first quarter of 2011, compared to $213 million for the fourth quarter of 2010. The increase in segment earnings was primarily due to fair value gains on the company’s held-for-sale mortgage loans and trading securities due to spread tightening, partially offset by higher impairments recognized on commercial mortgage-backed securities. Total comprehensive income was $1.3 billion for the first quarter of 2011, unchanged from the fourth quarter of 2010.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 15: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program and other initiatives to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting guidance,

Freddie Mac First Quarter 2011 Financial Results
May 4, 2011

could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

# # #